Exabyte Corporation Announces Fourth Quarter Results

BOULDER, Colo., February 2, 2001- Exabyte Corporation (NASDAQ: EXBT), a performance leader in network backup systems, today reported revenue for the fourth quarter of 2000 of $61,215,000, compared to revenue for the third quarter of 2000 of $60,100,000 and revenue of $58,617,000 for the fourth quarter of 1999. Revenue for the full year of 2000 totaled $222,205,000, compared to $222,827,000 for 1999.

For the fourth quarter of 2000, Exabyte reported a pretax loss of $8,458,000 or $0.37 per share, compared to a pretax loss of $11,354,000 or $0.50 per share ($7,455,000, or $0.33 per share excluding pretax restructuring charges) for the third quarter of 2000 and a pretax loss of $11,763,000, or $0.53 per share, for the fourth quarter of 1999. The pretax loss for the full year of 2000 was $42,838,000 or $1.73 per share ($38,939,000 or $1.73 per share pretax restructuring charges) compared to a pretax loss for the full year of 1999 of $51,188,000 or $2.30 per share ($48,742,000, or $2.19 per share, excluding pretax restructuring charges).

As a result of the continued operating losses for the fourth quarter of 2000 and the full year of 2000, the Company has increased its existing valuation reserve on deferred tax assets by $35,203,000, thus fully reserving for such assets. Although the Company may return to profitability in the future and thereby begin to realize the benefit of its deferred tax assets, management does not believe that its recent operating history supports carrying the gross value of the deferred tax assets. This non-cash charge increased the net loss for the fourth quarter and the full year of 2000 by $35,203,000, or $1.56 per share.

As stated in its pre-release dated January 8, 2001, results were particularly strong in the automated tape library business, where the Company achieved record revenues of $25.2 million, up from $21.0 million in the preceding quarter and $15.5 million in the fourth quarter of 1999. The standalone drive revenue was modestly lower than the third quarter result and the media business was essentially flat. The media business was impacted by very strong demand, which outstripped suppliers' delivery capabilities during the quarter.

Exabyte is continuing to transition into a more significant participant in the growing tape library market and is focusing more of its research and development and sales and marketing resources into this segment. "A significant part of our library strategy is focused upon delivering library products that utilize both our proprietary and non-Exabyte tape drive technologies," said Bill Marriner.

The Company is currently reassessing its business and investigating various strategic alternatives that would result in increased liquidity. These alternatives may include one or more of the following:

        -sale of all or part of the Company's operating assets, off-balance sheet assets and/or intangibles;

        -restructuring of current operations;

        -additional equity infusions;

        -modification of the existing bank line of credit;

        -strategic alliance, acquisition or merger.

It will be necessary for the Company to take one or more of these actions in the next few months in order to have sufficient funds to support the Company's operations. Should the Company not be successful in achieving one or more of these actions, it is likely that the financial statements of the Company will contain a going concern qualification.

Exabyte has engaged Broadview International LLC to assist in the evaluation of these various strategic alternatives.

Exabyte is filing today, with the Securities and Exchange Commission, a Form S-3 Registration Statement. This registration statement is designed to allow for the possible offering of up to $25 million of securities, from time to time, in the form of any or all of the following: debt securities, preferred stock, common stock or warrants. The completion of any offering is subject to market conditions, our cash requirements and other factors.

About Exabyte Corporation

Exabyte Corporation is a leading supplier of tape storage devices and network storage solutions for the data intensive application and database server markets. Exabyte engineers, manufactures and markets 8mm and MammothTapeTM technology tape drives, premier storage media and libraries for MammothTape, DLTtapeTM and LTOTM (Ultrium) tape technologies. NetStorMTM, Exabyte's network storage initiative, is designed to optimize the performance capabilities of Exabyte's drives, autoloaders and libraries with other vendors' SAN offerings. The Company's products are available exclusively through an extensive network of OEM, distributor and reseller business partners worldwide, all backed by the Company's award-winning service and support.

For additional information about Exabyte and for sales, call 1-800-EXABYTE. For support and customer service, call 1-800-445-7736. Please call (+65)-271-6331 for Asia/Pacific and (+31)-30-2548800 for European inquiries. To have investor information faxed, call 201-946-0091, or download information from the investor relations' room on the Company's Web site. For investor-related questions, please call 1-888-EXABYTE, or e-mail investor@exabyte.com. Visit Exabyte on the World Wide Web at www.exabyte.com and www.m2wins.com.

About Broadview International LLC

Broadview is a leading M&A advisor and private equity investor focused exclusively on the information technology, communications and media industries. The firm's network of nearly 400 employees and its affiliates operate across North America, Europe, Asia and Australia. Broadview International provides clients with advice on merger and acquisition transactions, restructuring and private financing. The firm is also a venture capital and late-stage investor in these industries in the US and Europe .

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EDITOR'S NOTES Exabyte is a registered trademark, and M2, MammothTape, SmartClean and NetStorM are trademarks of Exabyte Corp. LTO and Ultrium are US trademarks of HP, IBM and Seagate. DLTtape is a trademark of Quantum Corp. All other trademarks are the property of their respective owners.

SAFE HARBOR The foregoing includes forward-looking statements related to the Company's business prospects. Such statements are subject to one or more risks. Words such as "believes," "anticipates," "expects," "intends," "plans," "positions" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The actual results that the Company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to equity and financing arrangements, media dependence, product development, market demand, management of business and product transitions and other such risks as noted in the Company's 1999 Form 10-K and Form 10-Q for the quarter ending September 30, 2000. Please refer to the Company's Form 8-K, Form 10-K and Forms 10-Q for a description of such risks.

EXABYTE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)
	Three Months Ended			Year Ended
	December 30, 2000	September 30, 2000	January 1, 2000	December 30, 2000	January 1, 2000

Net sales	$61,215	$60,100	$58,617	$222,205	$222,827
Cost of sales	46,265	48,892	47,809	172,548	182,875
Gross profit	14,950	11,208	10,808	49,657	39,952

Operating expenses:
Selling, general and administrative	14,477	12,995	12,949	54,709	56,650
Research and development	7,560	9,244	9,593	36,530	35,725

Loss from operations	(7,087)	(11,031)	(11,734)	(41,582)	(52,423)
Other income (expense), net	(1,371)	(323)	(29)	(1,256)	1,235

Loss before income taxes	(8,458)	(11,354)	(11,763)	(42,838)	(51,188)
(Provision) benefit for income taxes	(34,908)	(1,951)	(150)	(37,050)	1,401
Net loss	($43,366)	($13,305)	($11,913)	($79,888)	($49,787)
Basic:
Net loss per share	($1.91)	($0.59)	($0.53)	($3.54)	($2.24)
Weighted average number of common shares outstanding	22,682	22,600	22,322	22,560	22,256
Diluted:
Net loss per share	($1.91)	($0.59)	($0.53)	($3.54)	($2.24)
Weighted average number of common and potential common shares outstanding	22,682	22,600	22,322	22,560	22,256

EXABYTE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)
ASSETS
	December 30, 2000	September 30, 2000	January 1, 2000
Current assets:
Cash and investments	$3,249	$3,673	$32,649
Accounts receivable, net	37,412	37,822	37,163
Inventories	40,143	33,451	26,805
Other current assets	2,807	10,696	13,063
Total current assets	83,611	85,642	109,680

Property and equipment, net	18,754	22,838	24,708
Other assets	1,427	31,347	31,508
	$103,792	$139,827	$165,896
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,944	$26,962	$23,327
Accruals and other liabilities	17,337	22,368	18,623
Line of credit	12,307	--	--
Total current liabilities	56,588	49,330	41,950

Long-term liabilities	8,146	8,675	6,570

Stockholders' equity:
Common stock	23	23	23
Capital in excess of par value	69,154	68,552	67,584
Treasury stock, at cost	(2,742)	(2,742)	(2,742)
Retained earnings	(27,377)	15,989	52,511
Total stockholders' equity	39,058	81,822	117,376
	$103,792	$139,827	$165,896